Exhibit 99.1

DATE:	October 22, 2008

CONTACT:	Alan W. Dakey
President & CEO
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133

MID PENN BANCORP, INC. DECLARES QUARTERLY CASH DIVIDEND

(Millersburg, PA) – The Board of Directors of Mid Penn Bancorp, Inc. (NASDAQ – MPB), parent company of Mid Penn Bank, declared a quarterly cash dividend of 20 cents per share, payable Monday, November 24, 2008, to shareholders of record Wednesday, November 5, 2008.

Mid Penn Bancorp, Inc. completed the transfer of its common stock listing from The American Stock Exchange (AMEX) to The NASDAQ Stock Market (NASDAQ) and began trading on NASDAQ on October 21, 2008 under its current symbol, MPB.

Mid Penn Bank is celebrating its 140th anniversary, having been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services. Mid Penn Bank is a stable, financially secure community bank that maintains its philosophy of prudent decision-making, and as such, did not participate in any sub-prime lending practices.

Mid Penn Bancorp, through its subsidiary Mid Penn Bank, operates 15 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning Mid Penn Bancorp, Inc.

This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Mid Penn’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Mid Penn undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.